Exhibit 99.1

               Aaron Rents, Inc. to Realize $5.5 Million Gain on
                   Rent-A-Center Purchase of Rainbow Rentals

    ATLANTA, Feb. 5 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, said today that if the sale of Rainbow Rentals Inc. (RBOW) to Rent-A-Center Inc. (RCII) goes through as announced by those parties yesterday, Aaron Rents will realize an approximate $5.5 million, or $.10 per share, gain on the sale of the Rainbow Rentals stock the Company acquired in 2002 and early 2003. Rent-A-Center announced on February 4, 2004 it had entered into an agreement with Rainbow Rentals to acquire that company for $16.00 cash per share, with closing anticipated in the second quarter of 2004. Aaron Rents is not a party to the agreement between Rainbow Rentals and Rent-A-Center, and the closing of that transaction is subject to all of the closing conditions of that agreement.

    Aaron Rents currently holds 474,500 shares of Rainbow Rentals stock, or 8% of all shares outstanding. As described in the Company's Schedule 13D filings, the stock was acquired in three separate purchases, 150,000 shares at $4.75 per share in August 2002, 150,000 shares at $4.45 per share in September 2002, and an additional 174,500 shares at $4.05 per share in January 2003, and was held by the Company for investment purposes.

    With this expected gain, the Company is increasing its earnings guidance for fiscal year 2004 from a range of $1.27 to $1.32 to a range of $1.37 to $1.42 per share.

    Aaron Rents will announce its fourth quarter and full year results for 2003 on February 24, and will hold a conference call to discuss its quarterly and full year financial results on Wednesday, February 25, 2004, at 10:30 am Eastern Time. The public is invited to listen in to the call by webcast accessible through the Company's website, www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc., based in Atlanta, currently has over 860 Company-operated and franchised stores in the United States, Puerto Rico, and Canada for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference.

SOURCE  Aaron Rents, Inc.
    -0-                             02/05/2004
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., +1-404-231-0011/
    /Web site:  http://www.aaronrents.com /
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA
SU:  TNM CCA MAV